Exhibit 99.1

For Release 9 a.m. PDT

May 25, 2010

Microsoft Announces Retirement and Transition Plan for Robbie Bach

Don Mattrick and Andy Lees will now report to CEO Steve Ballmer to continue Microsoft’s momentum in Interactive Entertainment and Mobile Communications.

REDMOND, Wash. — May 25, 2010 — Microsoft Corp. today announced that Robbie Bach, president of the Entertainment and Devices (E&D) Division, will retire from the company this fall.

Underscoring the strength of the leadership teams in place for the entertainment and mobile businesses, the company announced that Senior Vice President Don Mattrick will continue to lead the Interactive Entertainment Business and Senior Vice President Andy Lees will continue to lead the Mobile Communications Business. Each will report directly to CEO Steve Ballmer effective July 1.

“For the past 22 years, Robbie has personified creativity, innovation and drive. With this spirit, he has led a division passionately devoted to making Microsoft successful in interactive entertainment and mobility,” Ballmer said. “Robbie’s an amazing business person and close personal friend, which makes his departure a point of sadness for me. However, given the strong leadership team he has built, the business performance of E&D this year and the launches of Windows Phone 7 and ‘Project Natal’ this fall, we are set up well for success as we continue to drive our mobile and entertainment businesses forward.”

“At Microsoft, I’ve been so fortunate to spend more than two decades of my life working with incredible people and doing amazing things like launching Office, Xbox and Xbox Live, the

‘Halo’ franchise, Windows Phones, Zune and more,” said Bach, who joined the company in 1988. “I’m at the time in my life where I want to dedicate more time to my family and my nonprofit work, including my work with the Boys & Girls Clubs of America. I have the utmost confidence in Steve, Don and Andy and their ability to see through our mission of bringing extraordinary entertainment and mobility experiences to life for people around the world.”

Bach will remain with Microsoft through the fall, working with Ballmer and his leadership team to ensure a smooth transition.

Mattrick has led the Interactive Entertainment Business since July 2007, overseeing the evolution of Xbox Live, the launch of blockbusters such as “Halo 3” and the much-anticipated “Project Natal.” Under Mattrick’s leadership, the global Xbox installed base has grown to more than 40 million consoles and Xbox Live now has more than 23 million members. Previously, Mattrick served as president of Electronic Arts Worldwide Studios.

Microsoft also announced that David Treadwell, corporate vice president of Live Platform Services, will take a new position leading the core technology organization for the Interactive Entertainment Business, reporting to Mattrick.

Lees has led the Mobile Communications Business since February 2008 and has been instrumental in reinvigorating Microsoft’s mobility efforts, bringing in new business and development talent and overseeing the creation of both KIN and Windows Phone 7. A 20-year Microsoft veteran, he previously served as corporate vice president for Server & Tools marketing and sales, led a variety of worldwide sales and marketing functions, and began his career in Microsoft’s U.K. subsidiary.

“One measure of a leader is the team he assembles around him, and Robbie built an incredible team. Don and Andy are exactly the right leaders to carry our entertainment and mobility efforts forward,” Ballmer said.

Microsoft also announced that J Allard, senior vice president of Design and Development for E&D, will be leaving Microsoft after 19 years, and will take an official role as an advisor in a strategic role for Ballmer and his leadership team.

“J has brought a game-changing creative magic to Microsoft for years, from Windows to Xbox, from Zune to KIN,” Ballmer said. “He was one of the key drivers in our early work on the Web, and we’re absolutely delighted that J’s role with the company will evolve in a way that lets all of Microsoft benefit from his business insight, technical depth and keen eye for consumer experience.”

In other organization moves, following the successful launch of Office 2010, Antoine Leblond, senior vice president in the Office Productivity Applications Group, will take a new role as senior vice president for the Windows Web Services team. This team brings together the integral Windows services that today deliver updates, solutions, community and depth information for the Windows consumer. Kurt DelBene, senior vice president in the Office Business Productivity Group, will take on all of the engineering responsibilities for the Office business.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers and titles were correct at time of publication, but may have changed. For additional assistance, journalists and analysts may contact Microsoft’s Rapid Response Team or other appropriate contacts listed at http://www.microsoft.com/news/contactpr.mspx.